CORPORATE PARTICIPANTS

Tripp Sullivan

Kirkland’s, Inc. – IR & Corporate Communications

Robert Alderson

Kirkland’s, Inc. — President and CEO

Mike Madden

Kirkland’s, Inc. — SVP and CFO

CONFERENCE CALL PARTICIPANTS
David Magee

SunTrust Robinson Humphrey — Analyst

Maria Vizuete

Piper Jaffray & Co. — Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Kirkland’s third-quarter 2009 earnings conference call. (Operator Instructions). As a reminder, this conference is being recorded Friday, November 20, 2009. I would now like to turn the conference over to Mr. Tripp Sullivan, Corporate Communications. Please go ahead.

Tripp Sullivan — Kirkland’s, Inc. –IR & Corporate Communications

Thank you. Good morning and welcome to this Kirkland’s Inc. conference call to review the Company’s results for the third quarter of fiscal 2009. On the call this morning are Robert Alderson, President and Chief Executive Officer, and Mike Madden, Senior Vice President and Chief Financial Officer. The results as well as notice to the accessibility of this conference call on a listen-only basis over the Internet were released earlier this morning in a press release that has been covered by the financial media.

Except for historical information discussed during this conference call, the statements made by Company management are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause Kirkland’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in Kirkland’s filings with the Securities & Exchange Commission, including the Company’s annual report on Form 10-K filed on April 20, 2009.

With that said, I will turn the call over to you, Robert.

Robert Alderson — Kirkland’s, Inc. — President and CEO

Good morning. Thanks for joining us today. We are pleased to report yet another quarter of positive comparable store sales and strong earnings results. This was our best performance in a non-fourth quarter in memory and certainly since becoming a public company. Our results were driven by strong improvements in our merchandise and operating margins versus the prior year. We remain in a very solid financial position, ending the quarter with a cash balance of $37 million and no debt.

Mike Madden, our CFO, will now walk you through the third-quarter results and our financial position. Mike?

Mike Madden — Kirkland’s, Inc. — SVP and CFO

Thank you, Robert, and good morning. I will start with a review of the third-quarter financial statements and then finish with some high-level guidance for the fourth quarter and fiscal 2010.

Net sales for the third quarter were $92.4 million, a 7.6% increase over the prior year quarter, despite operating 30 fewer stores on average during the quarter. Comparable store sales increased 11.3% for the quarter. Average sales per store were up 17% versus the prior year quarter. Comps increased 11.2% in our off-mall stores and increased 11.7% in our mall stores. Average sales volume in our off-mall stores was 28% higher than our mall stores during the quarter.

The comp gain was driven by a strong increase in the number of transactions, as well as a slightly higher average ticket. The increase in transaction count was due to a 4% increase in customer traffic count combined with a higher conversion rate. The increase in the average ticket was the result of a higher average retail selling price, partially offset by a decline in items per transaction. These results were consistent between our mall and our off-mall stores.

Geographically all states contributed with positive comp sales. All of our merchandise categories performed at or above plan with the strongest results coming from our wall decor, seasonal and gift categories.

In real estate, at the end of the quarter, we operated 296 stores, 218 off-mall stores and 78 mall stores, representing a 74% off-mall, 26% mall venue distribution. As planned, total square footage under lease decreased 5% from the end of Q3 2008, while total store units declined by 8% for the same period. Gross profit margin for the quarter increased 800 basis points to 41.3% of sales from 33.3% in the prior year. The components of the increase in reported gross profit margin were as follows.

First, merchandise margin increased 390 basis points as a percentage of sales. We continue to experience strong sell-through rates and lower markdowns across our merchandise mix, resulting from improved product selection and customer reaction. These factors accounted for approximately half of the merchandise margin improvement. The other half of the improvement came from higher initial markups primarily due to lower ocean freight rates, which continue to be impacted by oversupply issues in the shipping industry and the economic downturn.

Second, store occupancy costs decreased 310 basis points as a percentage of sales. This decline resulted from sales leverage, favorable lease renewals, the closure of underperforming stores, and above plan new store openings and more productive off-mall locations.

Third, outbound freight costs decreased 80 basis points as a percentage of sales, reflecting a decline in diesel fuel costs and leverage from the sales increase.

And lastly, central distribution costs decreased 20 basis points as a percentage of sales as compared to the prior quarter.

Operating expenses for the quarter were $27 million or 29.2% of sales as compared to $25.5 million or 29.6% of sales for the prior year quarter. Leverage from the sales increase lead to expense ratio improvement in store payroll, as well as fixed store and corporate operating expenses. Increases in bonus accruals and stock compensation offset this leveraging effect by approximately 70 basis points.

Depreciation and amortization decreased 170 basis points as a percentage of sales, reflecting the large reduction in capital expenditures during the 2008 and the decline in the store count. Income tax expense was $2.1 million or 27.2% of pretax income versus a benefit of $113,000 recorded in the prior quarter. Based on our results for the year-to-date period and our forecast for the remainder of the year, we anticipate generating sufficient pretax profit to allow us to reverse the remaining valuation allowance that is recorded against our deferred tax assets. This anticipated reversal results in a lower effective rate than what would be a normalized tax rate.

Reported net income for the quarter was $5.6 million or $0.27 per diluted share as compared to a net loss of $1.5 million or $0.07 per diluted share in the prior year quarter.

As we discussed in the release this morning, our tax position — (technical difficulty). We believe that expressing net income and earnings-per-share for our 2009 periods to reflect a normalized rate is instrumental in judging our performance for future periods when we expect to incur a higher tax rate.

Excluding adjustments to record a reduction in our valuation allowance on deferred tax assets and the recognition of certain income tax credits related to prior periods, we would have reported net income of $4.6 million or $0.23 per diluted share for the third quarter of 2009, $0.14 per share for the second quarter and $0.12 per share for the first quarter.

For purposes of future comparisons, we will continue to reconcile reported earnings per share figures for fiscal 2009 to earnings per share figures that would have been reported using a normalized effective rate.

Turning to the balance sheet and the cash flow statement, inventories at October 31, 2009 were on plan at $53.7 million or $181,000 per store as compared to $58.8 million or $183,000 per store in the prior year quarter. We expect to end the year with inventory levels in the range of $37 million to $39 million.

At the end of the quarter, we had $37 million in cash on hand, no borrowings were outstanding under our revolving line of credit, and we had net availability under the line of credit of approximately $40 million. We do not expect to borrow from our credit facility during the remainder of this year or in fiscal 2010.

Accounts Payable levels increased to $24.9 million versus $21.8 million at the end of the prior year quarter as a result of the timing of merchandise receipts and vendor payments. For the year-to-date period, cash flows from operations were $8.3 million, reflecting the improvement in our operating performance and the increase in Accounts Payable, offset by an increase in the amount of income taxes paid. For the year-to-date period, we made income tax payments of $11.7 million. During the prior year period, we received refunds of $2.9 million. Capital expenditures for the year-to-date period were $8 million, primarily related to new store construction and information technology projects.

The final item I’m going to cover before turning it back over to Robert is to provide an update on our outlook for the remainder of this fiscal year and some high-level thoughts for fiscal 2010. We have outlined our assumptions in detail in today’s release, but let me cover some of the highlights. Based on our performance thus far in fiscal 2009, we have revised our assumptions for the remainder of this fiscal year. As it relates to store count, our expectations have not changed much. We expect to open a total of 18 stores in 2009.

As of today, we have opened 17 stores with the final opening scheduled for next week. Closings for the year are expected to be approximately 35 stores. We have closed 18 stores so far this year and anticipate the remaining closings to occur in late January.

Our top line expectations are for total sales in fiscal 2009 to be slightly above fiscal 2008. While still early in the fourth quarter and not yet into the heart of the holiday season, comp sales have continued on a strong trend. A continuation of this trend or even moderation of the current pace would still result in a sales increase over the prior year, despite our store count reduction. Full-year merchandise and operating margins are expected to be significantly above fiscal 2008 levels. Full-year merchandise margins are anticipated to increase approximately 300 basis points versus the prior year. If comp sales trends are positive in a range of 3% to 5% in the fourth quarter, we would expect operating margins for the full-year fiscal 2009 to approach or possibly exceed 10%.

With the completion of the reversal of the remaining valuation allowance on our deferred tax assets, our full-year effective tax rate is estimated to be 26.1%. Therefore, throughout 2009 we have stressed operating income and pretax income as the most relevant measurements of our business performance. We have earned $0.61 per-share year-to-date and, therefore, expect full-year earnings per share to be significantly above fiscal 2008 even after adjusting for a normalized tax rate.

We expect to report significant positive cash flow in fiscal 2009 with capital expenditures for new store openings and other infrastructure investments covered by cash generated from our operations. We do not expect any borrowings on our line of credit during the year. Total capital expenditures are expected to be in the range of $10 million to $12 million. Net of landlord allowances pertaining to the 2009 openings, we expect capital expenditures to be in the range of $6 million to $8 million.

Looking forward to 2010 and beyond, we expect to return to net store growth. Given the late closings in 2009 and the timing of the ramp-up of the new store openings next year, we will operate a slightly lower number of stores on average during the first three quarters of fiscal 2010 as compared to fiscal 2009. However, the average selling square footage will be slightly higher in 2010 due to the increase of the store size of our new openings.

Going forward the magnitude of new store growth will depend on the availability of the right real estate at the right price.

We have made great strides in improving our operating margin during 2008 and 2009. As we mentioned in our release, we will pursue incremental improvement in our operating margin through refinements to our vastly improved merchandising efforts, our renewed focus on customer service in our stores, lower occupancy costs combined with more productive off-mall locations, information technology systems improvements, continued expense control measures and leveraging our distribution infrastructure. We believe we can leverage expenses by maintaining comparable store sales increases of 2% to 3% annually.

Reported full-year earnings in fiscal 2010 may likely decline versus fiscal 2009 due to the impact of returning to a full effective tax rate. We are projecting based on current tax law that our effective rate for 2010 and going forward will be approximately 39.5%. These assumptions do not include the potential adverse consequences to earnings performance related to changes in the regulatory environment, in particular the current health-care legislation being debated in Congress or nonrecurring costs associated with major information technology projects. We will report the earnings significance of these issues when we are better able to estimate the costs.

From a cash flow standpoint, we expect to generate positive cash flow in 2010 and fully fund our new store growth and technology improvements in both years through internally generated cash flow. We do not anticipate any borrowings on our line of credit during this period. While still early in our planning of various projects, capital expenditures are currently anticipated to range between $22 million and $25 million in 2010 before landlord allowances for new stores.

Thank you and I will turn the call back over to Robert.

Robert Alderson — Kirkland’s, Inc. — President and CEO

Thanks, Mike. We had a great third quarter. We are very pleased and gratified with the double-digit increases in comp sales and increase in earnings over the first and second quarters, and strong reversal of the third-quarter 2008 earnings loss demonstrates the continued building of positive momentum in our business. We have already earned more money in the first three quarters of 2009 than we did in all of 2008.

More importantly, with a solid fourth quarter, Kirkland’s is positioned to have its best earnings year in its history, despite operating in continued difficult economic conditions.

What has driven our continued success, as we noted last quarter, the combination of strong comp sales, stronger than planned results from new store openings, much improved merchandise margin, reduced occupancy expenses and expense discipline was a winning combination. That has been true again. With Kirkland’s, a merchandise-driven retailer, success always start with offering very compelling product. That is new and unique items of outstanding quality that have clearly discernible value to our customers. The attractiveness and value of the product leads to outstanding margins generated by sales with fewer markdowns. Our substantial margin increase for the third quarter reflects the early and strong sell-through across the overall product mix and the effect of much improved year-over-year results in our seasonal sales.

Our 2009 Halloween and Harvest merchandise has been a big success. We started somewhat slowly this year in the third quarter, as we noted in our last report to the public. But, as we predicted, sales accelerated throughout the quarter and produced strong gross margin dollar gains over last year. We were able to exit Halloween and Harvest merchandise on schedule and above both plan and last year in sales and margin.

Also, throughout September and October, our Christmas seasonal merchandise landed in stores and immediately made a very positive and above plan sales and margin impact. We bought our Christmas seasonal product for this year somewhat conservatively on a per store basis given our 2008 experience and our expectation of persistent adverse economic conditions that we thought would kill consumer confidence and seasonal spending, as well as again driving holiday-related spending late into the season.

Along with multiple changes in the seasonal mix and flow plan, we are also hedged our seasonal bet with an increase in affordably priced gift items suitable for holiday giving, which had been very good sellers season to date. All seasonal product has now been shipped to stores, and we expect continued strong results and a sell-through on time and above both plan and last year. While we are very gratified by the success of the seasonal product, it is, of course, hugely important that strong sales and margin trends continue throughout the fourth quarter for our core merchandise.

Our business continues to be driven by wall decor, decorative accessories, furniture, candles and lighting, floral, textiles and our other core categories. We continue to greatly benefit in merchandise margin results from the positive effect of on plan clean inventories.

Beyond just being on plan, over the past several months, our inventory mix has enjoyed its highest level of new, fresh product in our history. When our product offering is new, fresh and unique to the marketplace and is priced to reflect substantial value, it generally means very good things for our financial results. We are often asked about the possibility and likelihood of continued incremental gains in operating margin and whether we can return to the historic highs of 10% and above. With a solid fourth quarter, we may well accomplish that goal this year.

Going forward we will pursue incremental gains year over year by improving our merchandise process and offering that merchandise in better locations. Incremental improvement in merchandise margin remains key to realizing improved operating margin.

Beyond merchandise margin, we continue to benefit from greatly reduced occupancy costs as our multiyear plan to close underperforming stores reaches its final stages. As of year-end, our remaining mall stores as a group are good profit contributors but may be replaced over time as better opportunities off-mall are available. Most stores in this group have remaining lease terms of three years or less. The move to off-mall locations continues on plan and is delivering the intended financial results in the form of lower rents and ancillary charges, and concurrently we continue to get decidedly better sales and profit results from our new off-mall replacement stores. We will continue to opportunistically close any unproductive store whether our mall or non-mall.

For this fiscal year, we are scheduled to close the remaining 17 stores of our 35 total closures in late January 2010. In subsequent years we will be closing far fewer stores and actually managing terminations within our store base in what is a much more routine or normalized manner.

A significant part of the operating margin opportunity going forward is our ability to drive topline revenue. Store unit and square footage growth is a key to that endeavor. We have watched traffic trends and other retail metrics in our business very carefully as we have tried to clearly understand whether to and how quickly to resume unit and square footage growth.

As we have consistently advised over the past few quarters, our real estate rationalization plan will result in a slight decrease in store count by the end of fiscal 2009 as we close a total of 35 stores while opening 18 stores. However, that trend will change in fiscal 2010 due to the success of our 2009 store opening class and quarter-over-quarter increases in traffic, which accelerated nicely in the third quarter of this year.

Before ramping up store unit growth, we have wanted to have a good sense that we were not only capitalizing on good real estate decisions with increased per unit sales for our new stores but also seeing improvement in the core business in sales, gross margin and traffic. The sales and gross margin gains are significant and well documented. Traffic probably due to attendant economic conditions has been more of a challenge. Modest traffic gains were apparent in our business and building by early third-quarter 2008 before being adversely affected by the financial market meltdown that began in mid-third quarter of 2008 and continued into 2009.

After being flat to slightly positive on a comparable basis during the first and second quarter of this year, traffic began to improve strongly in both comparable and real terms during the third quarter of this year. Some improvement in consumer outlook may have contributed to that result, but we have also strongly ramped up communication to our existing customers and outreach to new customers by e-mail blast, our new efforts in social networking, and opening up our kirklands.com website’s limited product sales. Our e-mail campaign to customers has intensified as we have linked the effort to a series of full margin promotional events in our stores. We are gratified that customers have responded. We will continue to test new ways to cost efficiently reach customers with the Kirkland’s story by utilizing online capability both within and without the store. The convergence of traffic gains and new store success has given us renewed confidence that it is prudent to resume net store growth in 2010 with 30 to 40 plus new stores now anticipated along with 15 or so closings. As is always the case, the number of actual openings will depend on the availability of locations in the dominant strip centers and target markets and the attractiveness of the financial deals.

We are concerned with growth, but we won’t sacrifice prudence. A five-year lease is like a marriage — great if it is good but miserable and forever if it is not. Supply of suitable locations does not at this time appear to be a formidable issue in 2010, but we have noted increased landlord resistance to deals at rent levels available during the height of the financial crisis and its aftermath. New center development is still virtually nonexistent, and landlords have been slow to re-demise larger vacant spaces, for example, Circuit City and Linens, all of which affect the supply issue. The recent pattern of first replacing productive mall stores and feeling in proven markets will again be central to the new store plan in 2010 and beyond. We expect average square footage of stores to increase as we open stores in the 8000 to 10,000, square foot range based on availability.

Please note that we do expect some contribution to revenue gain from the increase in new store openings in 2010. But the combination of late fiscal 2009 closings and the timing of 2010 openings may result in less of a gain than would be expected from return to net positive store growth next year. Beyond 2010, assuming the business continues to progress steadily, we would expect more topline revenue impact from higher net new store growth. We expect our 2010 store class has the potential to perform very much like a very strong 2009 class.

We are now fully engaged in another highly important fourth quarter. I’m pleased to report that sales and other key trends in the business remain very good. With the momentum in the business at this point, we expect November and the early part of December comparable sales to be positive given the somewhat easier comparisons produced by the uncertainty that customers face in the last few months of calendar 2008. Comparisons will be more difficult during the second-half of the fourth quarter as we experienced a literal sales explosion from about December 16 through the midpoint of January last year. We are prepared for a promotional season with appropriate product scheduled for key sales days and periods both before and after Christmas Day. However, we do not expect the season to be as promotionally driven by retailer panic as last year, given the control that retailers have exercised over their inventory levels during the year.

Christmas 2008 was unpredictable, later and, therefore, more exciting than we had hoped. I’m quite sure that Christmas 2009 will have its moments and memories also. We feel like we are prepared for the season with both product and a plan. We will report sales to you as early as reasonably possible after the end of the quarter as we did last year.

As we survey the results of the past three quarters and our early progress in the fourth quarter, we are pleased with our results year to date and feel strong momentum in the business. That is a great place to be, but we’re ever mindful that the economy is yet to recover and is not likely to return to any semblance of normalcy for a considerable period of time. Unemployment rates continue to rise, and the real rate of joblessness may be nearer 20% than 10%. Until a real jobs recovery is in place and credit and housing markets are considerably more settled, we are not likely to see consistent quarter-over-quarter gains in gross national product at a magnitude that will signal a more vibrant and growing economy and give consumers the confidence and disposable cash to resume higher and more historically normal levels of spending. Our financial strength allows us to take advantage of the moment in many ways, and we intend to do so but with a caution that all things are temporal and require prudence.

We appreciate your interest and confidence and look forward to seeing you in our busy and wonderful stores. Operator, Mike and I are prepared to take questions. Thank you.

QUESTION AND ANSWER

Operator

(Operator Instructions). David Magee, SunTrust Robinson Humphrey.

David Magee — SunTrust Robinson Humphrey — Analyst

Terrific quarter, guys. Just a couple of questions if I could. With regard to the real estate, and you sort of hinted at this already, but, Mike, could you just hit on what you plan to spend per store and what you might reasonably expect with regard to landlord incentives and what the payback period might be or the payback rate in the first year might be?

Mike Madden — Kirkland’s, Inc. — SVP and CFO

Alright. Well, if you use the last two years as the best guide given we kind of zeroed in on the right — or the type of property we are going after. It is typically to build out plus your inventory investment is about $200,000 to $250,000, and that is net. That includes the contribution from the landlord. And in the payback, we shoot for a payback that will get — be 100% in the first year of operation, and that is really what we have seen out of the class of 2009. Robert, we are mindful of the goings-on in the real estate markets and how that might impact it. But right now that is what I would say.

David Magee — SunTrust Robinson Humphrey — Analyst

Are there any parts of the country that might be emphasized more than others as you look for new stores?

Robert Alderson — Kirkland’s, Inc. — President and CEO

David, I think we will continue to be very Sunbelt-oriented from Southern California to Southern Florida and then sort of North into maybe Pennsylvania, Maryland, Virginia, and we still would be looking in the Northern Midwest of Chicago area. But primarily in the Sunbelt states because we have a lot of replacement opportunities still left there for good mall stores that are in proven markets. And we also have some infill that is still possible. We would like to see new center development begin to pick up. I don’t think it is possible to get much out of the ground, even if the markets begin to turn a different way within 2010 but hopefully by 2011, which would allow that to be more vigorous.

David Magee — SunTrust Robinson Humphrey — Analyst

It seems like some other retailers are having bigger problems finding the real estate. Some of them are in smaller markets, I guess. Is the fact that you are in mid to larger markets helping you out in that regard?

Robert Alderson — Kirkland’s, Inc. — President and CEO

I think it is a combination of several things. I think we have been in the market and doing business in 2009 when a lot of people have been on the sidelines. So we have some momentum with developers that maybe some others don’t have. We have a very strong financial position to present, which is very helpful to them in financing or in looking at a solid center. We present a use, which is interesting to them and produces high traffic rates. And so that is helpful.

We also take stores in a variety of sizes from as low as high 5s of 6000 feet up to 10,000 to 12,000, square feet, which is helpful because we are able to fill a lot of slots than other retailers that are much more static about their store size.

We are also able to work in unusual configurations where some people are much more rigid about the shape of their store and their frontage and other things. So I think we have a great deal of flexibility to offer to landlords, and we have good relationships with landlords.

We have been at work with them for a long time, and we are constantly out there working with them.

So I think we — I don’t say that we are not going to have any problems because I noted in the script that we are seeing some resistance on the price side. And I think the landlords are seeing the supply begin to work in their favor a little bit because of the lack of new development. And also there have not been as many shutterings and closings of stores as I think everyone widely predicted in the aftermath of the fall 2008 situation. So if conditions don’t get worse economically, we could see a continued tightening.

David Magee — SunTrust Robinson Humphrey — Analyst

Thank you, Robert. And the last question, maybe for Mike, an operating margin of close to 10% would be very, very impressive. I’m assuming that would be net of any incentive compensation differences year-to-year.

Mike Madden — Kirkland’s, Inc. — SVP and CFO

Yes, it is. That takes all of that into account.

Operator

(Operator Instructions). Maria Vizuete, Piper Jaffray.

Maria Vizuete — Piper Jaffray & Co. — Analyst

Congratulations on another phenomenal quarter. I am wondering if you can talk a little bit — I know you guys touched on it a bit, but just some of the product categories that you are seeing that are working well currently, and then how you see that going as we go further into the holiday season?

Robert Alderson — Kirkland’s, Inc. — President and CEO

Well, as we talked about in the script, obviously the seasonal categories have done extremely well this fall both in Halloween/Harvest and in Christmas year-to-date or season-to-date.

Mainly what is out there now that has been selling has been the decorative side of our Christmas offering, and we changed that up quite a bit this year, and I think we made some great changes that our merchants drove, and it has been extremely well received. We will be sort of after next weekend, in Black Friday we will be shifting into the more giftable side of that as we sell the decorative piece of the mix down.

But, as I noted in the script, we have had really, really good sales and margin results across the entire mix. As Kirkland’s goes as does wall decor, furniture, candles and lighting and textiles and decorative accessories, those categories, along with others like floral and garden and the typical things that you see in our store, they really represent who Kirkland’s is to the customer. And we have continued to have very, very nice results. And so we expect as we move into next year for that not to change very much.

We will always tweak the open to buy money and direct money towards success. That is a very typical thing to do. You may see some incremental changes in spend in certain categories or within certain classes within categories, but I don’t think you will see the Kirkland’s store change very much in terms of its offering. And we will potentially try a few new things next year as we continue to test product, but we will talk about that as it happens. It is a little early yet.

Maria Vizuete — Piper Jaffray & Co. – Analyst

And then just one follow-up. Are you guys comfortable with your current price point positioning longer-term and into the holiday season?

Robert Alderson — Kirkland’s, Inc. — President and CEO

We are. We are always value-driven, and we price extremely well to the marketplace. We think that we have great new product that is different and unique, and it is offered at a great price. I think the margin results and the turn and the sales levels speak for themselves in terms of how well that is being received. I think if we were off on the price point, that the customer would be telling us. We would be having more sales resistance than we are seeing right now.

Operator

Speaker, there no further questions at this time. Please continue with your presentation or closing remarks.

Robert Alderson — Kirkland’s, Inc. — President and CEO

Okay, guys. Thank you very much for your time and interest today. We appreciate you being on the call, and we look forward to talking with you after the Christmas season.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines. Have a great day, everybody.